Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 16, 2011 (except Note 15, as to which date is March 18, 2011) in the Registration Statement (Form S-1 No. 333-169584) and related Prospectus of Quark Pharmaceuticals, Inc. dated March 28, 2011.

March 28, 2011	/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global